UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2008

SENTRY PETROLEUM LTD.

(Exact name of registrant as specified in charter)

Nevada	20-4475552
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

999 18th Street, Suite 3000 Denver CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 680-7649

N/A

(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2008 the Company appointed Arne Raabe as a Director. During the last five years Mr. Raabe has worked as an independent management consultant, specializing in corporate finance and compliance. In addition to his ongoing consulting business, Mr. Raabe acted in 2003 as interim director and officer for Secure Automated Filing Enterprises Inc., a startup company providing corporate compliance for companies reporting to the Securities and Exchange Commission. Mr. Raabe resigned his position in October of 2003. In December of 2004 he held the position of interim Director for American Media Systems Co. assisting in the start up of the company. Mr. Raabe resigned as a director for American Media Systems Co. on December 31, 2004 and consented to act as director and officer of Raphael Industries Ltd., a company in the database management industry, in October of 2005. On December 5th, 2005 he was appointed director and Officer and on June 29, 2006 he consented to act as interim President of Gondwana Energy Ltd. On October 22, 2006 Mr. Raabe resigned from his positions with Gondwana Energy Ltd.

There is no family relationship between Mr. Raabe and any other director or executive officer in Sentry Petroleum. Mr. Raabe is currently director of Raphael Industries Ltd, a company with a class of securities registered pursuant to section 12 of the Exchange Act.

On December 23, 2008 the Company accepted the resignation of Roger Davidson as a Director and Vice President of Corporate Affairs effective immediately. There were no known disagreements with Mr. Davidson on any matter relating to our operations, policies or practices.

Item 9.01 Financial Statements and Exhibits

c) Exhibits

The following exhibits are furnished with this Form 8-K:

99.1 Press Release dated December 29, 2008: Sentry Petroleum Ltd. Announces the Appointment of Former Norsk Hydro Analyst to the Company’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SENTRY PETROLEUM LTD.

Signature	Title	Date

DR. RAJ RAJESWARAN Dr. Raj Rajeswaran	President, Chief Executive Officer, and Director	December 29, 2008